Exhibit 99.1

ZIMMERMAN SIGN COMPANY 9846 HIGHWAY 31 EAST TYLER, TEXAS 75705	CONTACT: ROBERT L. MORAN (903) 535-7400

NEWS RELEASE

Zimmerman Sign Company Announces Accounting
Adjustment and Delay in Filing its Second Quarter Form 10-Q

September 18, 2001.

Tyler, Texas - Zimmerman Sign Company (the "Company") today announced that its 2001 and previous year's results will be negatively impacted by an accounting adjustment that will result in a charge to earnings which will not impact the Company's current cash balances. The Company has determined that inventory balances were overstated on the Company's balance sheet, and as a result, cost of goods sold has been understated. The adjustment will likely require the Company to restate its previously issued financial statements. The Company estimates the pre-tax effect of the reduction in prior earnings to be $5.5 million. The pre-tax effect by period is currently being determined. The Company believes that as a result of these charges, it can amend its tax returns for the tax years 1997 through 2000. The charges are expected to result in a tax benefit and tax refund to the Company. It is not possible at this time to predict the precise amount of, or the timing of, such tax benefit or refund.

The Company conducted a physical count of its inventory as of June 30, 2001 which was observed by its outside auditors and subsequently identified a negative adjustment to its inventory of $5.5 million. The Company has been working to definitively allocate this accounting adjustment to the appropriate periods. To the extent that the Company can identify when these adjustments should be recognized, the Company will issue restated financial statements for all prior periods effected. At this time, prior financial statements and auditors' opinions should not be relied upon. Until this process is completed, the Company cannot provide information on its fiscal 2001 performance and has, therefore, delayed the filing of its Second Quarter 2001 Form 10-Q. Because this process is presently ongoing, the Company is unable to make any comment beyond this news release at this time.

The Company's new management team is committed to correcting the problem, and to properly state its costs of sales and inventory in future periods. The Company has made and is making changes to its internal accounting system and operational controls to address these problems.

The Company presently believes the adjustment referred to above will cause the Company to be out of compliance with its financial covenants with both its senior and subordinated lenders. The Company is currently in discussions with those lenders in an effort to secure waivers for the covenant violations.

Zimmerman Sign Company is a leading producer of site identification products for large national and regional retailing organizations. The Company's net sales for the quarter ended June 30, 2001 were $13.8 million compared to net sales of $11.6 million for the quarter ended June 30, 2000. For the six months ended June 30, 2001, Zimmerman's net sales were $25.9 million compared to $23.6 million for the six months ended June 30, 2000. Company management believes that the six months ended June 30, 2001, net sales have surpassed any prior first half results.

Certain statements set forth above are forward-looking statements within the meaning of the Securities Exchange Act of 1934. Such statements are based upon Company management's current estimates, assumptions and expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described herein. Significant uncertainties at this time include a determination of the fiscal periods to which the accounting adjustment resulting from negative adjustment to inventory should be allocated and the amount of the adjustment in each period. The forward-looking statements set forth above are also subject to the factors and uncertainties set forth under the heading "Risk Factors" in the Company's annual and quarterly reports on file with the SEC.

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